EXHIBIT 10.48

COMPLEMENTARY AGREEMENT

Party A:  Shaanxi Baishui Dukang Brand Management Co., Ltd.
Party B:  Henan Zhechengxian Eastern Liquor Co., Ltd.

On the basis of the current overall developing situation of Baishui Dukang Brand, in order to promote the brand image and the management strategy conception, be established in the long-term, steady, loyal consumer group and the scale brand using owner, in light of the principles of carrying forward Baishui Dukang brand and the mutual benefit, Party A and B have reached an agreement through repeated consultation to conclude the following complementary agreement:

1.	Background
1.1
Since the cooperation of Party A and Party B, both parties have strictly performed the agreement. From the year of 2008 onwards, the situation of authorizing manufacturers redundantly leads to a phenomenon of malicious competition between different manufacturers, low price dumping of the products with poor quality. Most of the Dukang liquor circulating in the market is low-end with poor quality. Baishui Dukang is just the low-end brand with poor quality in the eyes of the distributors as well as the consumers. This severely damages the brand favorite and loyalty of Baishui Brand, and also lowers the core value and the use value of it in the meanwhile.

1.2
Since Party A has authorized Ningling Yufeng brewery to produce Baishui Dukang liquor in 2008, this brewery directly followed-up the main distribution channel of Party B in Henan (Henan Postal Logistics), add to that Shandong branch plant entered into the postal logistics of north Henan, these all resulted in the disorder of the purchasing channel of Party B, also resulted in the price disorder and the poor quality of the products and caused high attention from the leaders of provincial Postal. On the one hand, the agreement signed by Party B and Henan Postal Logistics can not be performed. On the other hand, the capital of Party B, nearly RMB two million yuan which used for product spread, can not be recovered. In the meanwhile, provincial Postal Logistics terminated the cooperation agreements of the year of 2009 signed with Baishui Dukang and repealed six normally operational brand stores of Baishui Dukang. This caused Party B suffering from big economic losses, and brought severe negative effects to the sustainable development of Baishui Dukang.

2.
In consideration of the above background and the large capital Party B invested into the market in the earlier stage, be loyal to Baishui Dukang and regain the business confidence of Baishui Dukang, Party A agrees to remit the yearly royalty fee of 2009. That is to say, from March 10, 2009 to March 9, 2010, Party B shall pay RMB 250,000 (RMB two hundred and five thousand yuan) as the royalty fee.

3.
Party A rectifies the branch plant distribution step by step. Since Party A has published in newspapers that from that day they would terminate all the other agreements within Henan region and all the bottling plants around Party B except for Party B only. Party B shall in charge of choosing the distributors in Henan province, and pay RMB 800,000 to RMB 1,000,000 as the royalty fee. If the cooperation model is the “Royalty fee plus Sales commissions (box)”, specific negotiable.

4.
Where appropriate, Party A agrees to make part of the low-end products for Party B producing. But the productive process and the production marketing will be supervised and managed by Party A. Party B shall guarantee the tax environment and make lawful taxpaying.

5.
In order to guarantee a steady and sustainable cooperation between the two parties, encourage Party B in increasing the market and the resource conformity strength, ensure the market profits, both parties reach the consensus that the cooperation term will be for six years under the premise of not breaching the agreement, that is from March 10, 2009 to March 9, 2015.

6.	This agreement as the complementary terms for the contract shall come into effect upon signing and sealing of both parties.

Party A: Wang Wenjie	Party B: Li Hongsheng
Shaanxi Baishui Dukang Brand	Henan Zhechengxian Eastern
Management Co., Ltd. (stamp)	Liquor Co., Ltd. (stamp)

13837009288

Date: May 11, 2009